Exhibit 10.1

STOCK AWARD AGREEMENT

This Stock Award Agreement, dated as of [            ] between Raytheon Company, a Delaware corporation (the “Corporation”), and [            ], a Director of the Corporation (the “Participant”).

WHEREAS, the Board of Directors of the Corporation has established the Raytheon Company 1997 Nonemployee Directors Restricted Stock Plan (the “Plan”); and

WHEREAS, the Plan is administered by the Management Development and Compensation Committee (the “Committee”) of the Board of Directors; and

WHEREAS, the Directors may elect to receive the annual cash retainers to which they are entitled in shares of Common Stock of the Corporation; and

WHEREAS, any Director who so elects shall be granted a Stock Award of such number of shares equal to the total amount of his or her annual cash retainers divided by the fair market value of the Common Stock on the date of grant;

WHEREAS, the Participant has elected to receive the $[            ] of annual retainers to which he is entitled ($[            ] annual Board member cash retainer and $[            ] annual [            ] Committee chair cash retainer) in shares of Common Stock; and

WHEREAS, based on the Participant’s election, the Committee has granted to the Participant a Stock Award of [            ] shares of Common Stock of the Corporation; and

WHEREAS, as required by the Plan, the parties hereto desire to evidence such award by this written agreement.

NOW, THEREFORE, in consideration of the foregoing and the Participant’s acceptance of the terms and conditions hereof, the parties hereto agree as follows:

1. On or about date hereof, the Corporation shall deliver to the Participant a certificate, registered in the name of the Participant, representing all of the number of shares of Common Stock granted to the Participant hereunder or shall electronically transfer such shares directly to the Participant’s broker to be held on behalf of the Participant. No payment shall be required from the Participant in connection with any delivery to the Participant of shares hereunder.

2. Such shares shall be fully vested as of the date hereof. Accordingly, such shares may be sold, transferred, pledged, exchanged, hypothecated or disposed of by the Participant. The Participant will also be entitled to vote such shares and to receive dividends paid on such shares.

3. The granting of this Stock Award shall not be deemed to create a contract of employment between the Participant and the Corporation.

4. Except as expressly set forth herein, all terms and conditions of the Plan are incorporated herein by reference and constitute an integral part hereof.

5. Notices required or permitted hereunder shall be in writing and shall be delivered personally or by mail, postage prepaid, addressed to the Office of the General Counsel of the Corporation, 870 Winter Street, Waltham, Massachusetts 02451, and to the Participant at his/her address as shown on the Corporation’s records, or to such other address as the Participant by notice to the Corporation may designate in writing from time to time.

RAYTHEON COMPANY

William H. Swanson
Chairman and Chief Executive Officer

ACCEPTED: